UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2020

RAD DIVERSIFIED REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	82-2026337
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

211 N. Lois Avenue, Tampa, FL	33609
(Address of principal executive offices)	(Zip Code)

855-909-9294
Registrant’s telephone number, including area code

Common Stock
(Title of each class of securities issued pursuant to Regulation A)

In this Annual Report, the term “RAD,” “we,” “us,” “our,” or “the company” refers to RAD Diversified REIT, Inc.

THIS ANNUAL REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE ANNUAL REPORT, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Item 1. Business

Overview

RAD Diversified REIT, Inc., is a Maryland corporation referred to herein as our Company, was formed to acquire, reposition, renovate, lease and manage income-producing single-family residential, multi-family residential, and mixed use residential-commercial properties in select markets in the United States, with a focus on acquisition of properties at discounts to fair market value or expected fair value.

We are externally managed and advised by RAD Management, LLC, a Delaware limited liability company, or the “Manager”.  The Manager will make all investment decisions for us.  Our Manager intends to employ a variety of acquisition strategies in building our portfolio of investments, with a particular focus on obtaining properties in on-market transactions, off-market transactions, tax deed foreclosure sales, bank foreclosures, Real Estate Owned (“REO”) properties and similar transactions.

On March 25, 2021 an offering under Regulation A of Common Shares in our company (the “Regulation A Offering”) was re-qualified by the SEC. Our original offering circular was dated October 24, 2019 and was qualified by the SEC on November 1, 2019. We are seeking to raise up to $50,000,000 in the Regulation A Offering. As of December 31, 2020, 544,844 shares of Common Stock had been sold in the Regulation A Offering for a total of $6,022,461.05 and under the re-qualified offering we intend to issue shares for up to $43,978,539.00.

REIT Status

We have elected to be treated as a REIT for federal income tax purposes, which we have achieved on November 1, 2019. As long as we maintain our qualification as a REIT, we generally will not be subject to federal income or excise tax on income that we intend to distribute to our stockholders.

Under the Internal Revenue Code of 1986, as amended (the “Code”), a REIT is subject to numerous organizational and operational requirements, including a requirement that it annually distribute at least 90% of its REIT taxable income (determined without regard to the deduction for dividends paid and excluding net capital gain) to its stockholders.

If we fail to maintain our qualification as a REIT in any year, our income will be subject to federal income tax at regular corporate rates, regardless of our distributions to stockholders, and we may be precluded from qualifying for treatment as a REIT for the four-year period immediately following the taxable year in which such failure occurs.

Even if we qualify for treatment as a REIT, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

Investment Objectives

Our primary investment objectives are:

•	To acquire single family residential, multi-family residential, and mixed use residential-commercial properties at substantial discounts to fair market value;

•	To grow net cash from operations so that an increasing amount of cash flow is available for distributions to investors over the long-term;

•	To pay attractive and consistent cash distributions;

•	To preserve and protect stockholder value; and

•	To realize growth in the value of our investment by timing their sale to maximize value.

•	There is no assurance that any of our investment objectives will be met.

Investment Strategy

We intend to use substantially all of the proceeds of the Regulation A Offering to acquire, manage, renovate or reposition, operate, selectively leverage, and lease single family and multi-family residential properties, as well as mixed residential-commercial properties throughout the United States, with a particular concentration on markets in Texas, California, Pennsylvania and Florida where our Manager, through its affiliates, has established a strong deal sourcing, transaction execution and property management presence.

Our acquisition strategy primarily consists of the purchase of tax deeds that evidence assessments on real property which arise when an owner of the property fails to pay taxes to the appropriate tax collector, treasurer or assessor (“Tax Collector”).

We research available properties to identify suitable investments and attend tax deed auctions in various locations. We purchase suitable properties and receive a tax deed from the Tax Collector. As such, we typically purchase properties at these auctions for significantly less than their full market value because the back taxes will usually be less than the full market value of the property.

We then rehabilitate the property to rentable condition and rent the property. As such, we get to keep and accumulate the gained equity of the difference between the property as rehabilitated and its now fair market value.

We do not rehabilitate a property until that jurisdiction’s redemption period has ended. During the redemption period, the former owner of the property can “redeem” / get back the property by paying the Tax Collector the back taxes and any associated fees and interests. This means that, should the former owner redeem the property, we will have lost our acquisition fees and management fees for managing the property during the redemption period. However, we do reclaim our purchase price and / or down payment from the Tax Collector should the former owner redeem the property.

Income Distribution Policy

In order to maintain our REIT qualification, we must distribute to our stockholders at least 90% of our annual taxable income.  We intend to make regular cash distributions to our stockholders out of our cash available for distribution, typically on an annual basis.

Our board of directors will determine the amount of distributions to be distributed to our stockholders on an annual basis. The board’s determination will be based on a number of factors, including funds available from operations, our capital expenditure requirements and the annual distribution requirements necessary to maintain our REIT qualification under the Code.

Our distribution rate and payment frequency may vary from time to time. Generally, our policy will be to pay distributions from cash flow from operations. However, our distributions may be paid from sources other than cash flows from operations, such as from the proceeds of the Regulation A Offering, borrowings, advances from our Manager or from our Manager’s deferral of its fees and expense reimbursements, as necessary.

Management

Company is Externally Managed

We are externally managed by RAD Management, LLC, a Delaware limited liability company or the “Manager.”  The Manager will make all investment decisions for us.  The Manager’s principals and their respective affiliates specialize in acquiring, repositioning (where applicable) and managing residential real estate, particularly in states such as Pennsylvania, California, Texas and Florida.

Our Manager has particular experience in purchasing tax deeds in such states as a means to acquire properties at attractive prices which show strong potential for profits both in the form of rental income and capital appreciation.

The Manager intends to apply this experience to identify suitable Investments and to present an opportunity for outside investors to take advantage of the principals’ experience through a pooled investment vehicle.

The Manager will oversee our overall business and affairs, and will have broad discretion to make operating decisions on our behalf and to make Investments. Our stockholders will not be involved in our day-to-day affairs.

Experienced Management Team

Our management team has significant real estate experience, which includes experience in acquisition, management, development and financing of multiple properties.

Overall, our management team has 30+ years combined experience in the real estate business as both portfolio managers and educators.

Our Chief Executive Officer, Brandon “Dutch” Mendenhall started The Seminar Solution in 2007, an education platform that still provides mentoring to thousands of people who want to successfully invest in real estate, especially through the use of tax-auctions.

Our management team has relevant experience in managing private real estate funds with investment objectives and strategies that are substantially similar to our strategy and objectives.

Manager’s Track Record

The Manager’s staff (i.e. “Management Team”) has, through other fund management companies, compiled a strong track record of success in management of privately offered real estate funds.

Since late 2015, our Management Team has managed three real estate funds:

•	DHI Holdings, LP.

•	DDH Fund, LP.

•	DHI Fund, LP.

Prospective Investors are further cautioned that any performance history of these three prior funds is not indicative of any future results of our Company. DHI Holdings, LP, DDH Fund, LP or DHI Fund, LP are collectively referred to as the “DHI Companies”.

Prospective Investors should note, however, that they will have no interest in DHI Holdings, LP, DDH Fund, LP or DHI Fund, LP.

Management Compensation

Our Manager and its affiliates will receive fees and expense reimbursements for services relating to the Regulation A Offering and the investment and management of our assets.  The items of compensation are summarized in the following table.  Neither our Manager nor its affiliates will receive any selling commissions or dealer manager fees in connection with the offer and sale of our common shares.

We do not have an agreement to limit any losses suffered by Our Manager.

The projected compensation laid out above relates to all stages of our company, including offering stage, organizational stage, acquisition stage, and liquidation stage.

Asset Management Fee:

The Asset Management Fee is equal to 2% of our Net Asset Value every year. This fee is payable to our Manager monthly.

The Asset Management Fee compensates our Manager for managing all of our assets.

In the first year, if we use maximum leverage, we expect to pay our Manager $240,589 in Asset Management Fees.

Acquisition Fees:

The Acquisition Fees are equal to $1,000 per property acquired in that period. This compensates roughly $500 in travel per property, and roughly $500 in research per property.

These fees compensate our Manager for traveling to, and researching properties that are suitable for investment.

In the first year, if we use maximum leverage, we expect to pay our Manager $216,000 in Acquisition Fees.

Property Management Fee:

The Property Management Fee is equal to 4% of the monthly rental income from each of our properties managed by our Manager.

The Property Management Fee compensates our Manager for managing, renting, and overseeing our properties that are available for rent.

In the first year, if we use maximum leverage, we expect to pay our Manager $54,721 in Property Management Fees.

Financial Management Fee:

The Financial Management Fee is equal to 20% of the increase in our Net Asset Value that is not attributable to investment.

The Financial Management Fee compensates our Manager based on the appreciation in value of our assets.

In the first year, if we use maximum leverage, we expect to pay our Manager $1,604,491 in Financial Management Fees.

Compensation to our Manager is never based on capital raised through the Company’s Regulation A offering. Our Manager is instead compensated based on the services provided to us by our Manager, for example, the Asset Management Fee is a fixed fee based on a percentage of our NAV. Even though a portion of our NAV represents investment of capital raised through the Regulation A Offering, the Asset Management Fee is based on management of our assets not on our ability to raise capital.

•	For the Asset Management Fee, our Company will not pay this fee until our NAV is calculated.

•	All of the fees to our Manager will be paid cumulatively.

•	For the Financial Management Fee, our Manager will exclude all short and long term investments that are not properties. The Financial Management fee is based on the quarterly increase of our combined Net Asset Value less increase attributable to investments, which equals: (i) the fair market value of all of our real estate assets, as determined by external third party appraisers, less (ii) the fair market value of all of our real estate liabilities, and less (iii) the aggregate amount of proceeds from the Regulation A Offering and subsequent offerings based on the Regulation A Offering. As the nation continues to experience Covid-19 issues, the Company may use online appraisals, including Zillow Estimates.

Conflicts of Interest

Our officers and directors, and the owners and officers of our Manager and its affiliates are involved in, and will continue to be involved in, the ownership and advising of other real estate entities and programs, including those sponsored by the DHI Companies and its affiliates or in which one or more of the DHI Companies is a manager or participant.

These pre-existing interests, and similar additional interests as may arise in the future, may give rise to conflicts of interest with respect to our business, our investments and our investment opportunities.

Our officers and directors, and the owners and officers of our Manager and its affiliates will not acquire any real estate for any other holding company or REIT for a period of 3 years after the date of the Management Agreement (See Exhibit 6). However, our officers and directors, and the owners and officers of our Manager and its affiliates may acquire real estate for another holding company affiliated with Our Manager to replenish the inventory of that holding company due to divestment of an asset by that holding company.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing in Item 7 of this Annual Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors discussed elsewhere in this Annual Report.

Overview

The Company began operations a few months before the world was shrouded in a global pandemic. During the last quarter of 2019, the Company raised capital and began acquiring real estate. As January 2020 rolled into March 2020, the Company continued to raise money. Additional rental properties came online because management chose to invest raised capital by purchasing properties that were already occupied by good-paying tenants. While we suffered a temporary decrease in rental income due to the pandemic and our property acquisition plans had to be adjusted due to the temporary suspension of property auctions, thanks to quick action in the form of coronavirus (“Covid”) relief by the US and state governments, most tenants continued to make their rent payments to the Company.

As reported in our year-end report for 2019, the Company dedicated $153,000 as deposits on additional real estate.  These acquisitions have been consummated. In the first and second quarters of 2020, the Company purchased additional properties using the deposits made in 2019 augmented with an additional $92,000 of its cash-on-hand.

Thus far, the Company has been able to acquire real estate for a total purchase price $1,016,740. The “as is” fair market value for these properties is estimated at $1,466,500. Accordingly, the Company has to its credit approximately $450,000 in unrealized gains. The company also purchased a property at auction for $79,000 and immediately resold it for $84,925.25 to yield a gross profit of $5,925.25.

Management became slightly concerned as the economy in the United States began to “shut down”. Even though it quickly became apparent that government coronavirus relief would support the rental market, the Company’s management believed it was necessary to provide prospective and current investors with the ability to withdraw their funds from the REIT. The Company’s board of directors (“BOD”) considered many options and settled on a financially viable solution intended to promote continued investment in its REIT. In furtherance of this objective, the Company’s BOD declared a minimum distribution during the remainder of the 2020 fiscal year. The declared minimum distribution achieved its intended purpose and allowed the Company to continue raising money despite growing uncertainty in the US economy. The Company has not decided if it will continue the declared distribution program beyond FY2020.

Results of Operation

The Company recognized $112,459 in revenues from in the year ended December 31, 2020. This includes $111,658 of rental income and $801 in property management fees earned. This compares to $16,685 in revenue in the year ended December 31, 2019, which included $10,287 in rental revenue and $6,400 in billable expenses. Rental income in 2019 reflects rental operations for 3 months and 6 properties, while in 2020 the Company placed into service an additional 27 properties.

The Company recognized a total of $475,173 in other income for the year ended December 31, 2020, including $399,227 in interest income, which was earned on three promissory notes receivable issued during 2020 that bear interest at 10.95% per annum. See “—Liquidity and Capital Resources.” Other income also included, $73,425 as realized gains from sales of assets. The Company had zero other income in the year ended December 31, 2019.

The Company recognized $1,204,020 of operating expenses in the year ended December 31, 2020. This includes $734,405 in fees to our manager RAD Management LLC (made up of $29,000 in acquisition fees, $171,298 in asset management fees, $4,560 in property management fees and $529,547 in financial management fees), $279,145 in professional and legal fees, $25,697 in real estate related expenses and $47,606 in depreciation. The Company recognized $84,887 in operating expenses in the year ended December 31, 2019. This included $41,420 in legal expenses, $6,287 in advertising expense, $5,033 in acquisition fees, $5,129 in asset management fees, $10,000 in losses due to property foreclosures and $3,772 in depreciation.

As a result of the foregoing, the Company reported a net loss of $616,388 in the year ended December 31, 2020 versus a net loss of $68,202 in the year ended December 31, 2019.

Liquidity and Capital Resources

Because we are a newly formed company, our capital resources are extremely limited.

We will experience a relative increase in liquidity as we receive net offering proceeds and a relative decrease in liquidity as we spend net offering proceeds in connection with the acquisition, development and operation of our investments.

We intend to make reserve allocations as necessary to aid our objective of preserving capital for our investors by supporting the maintenance and viability of properties we acquire in the future. If reserves and any other available income become insufficient to cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, refinancing properties or liquidating our investment in one or more properties. There is no assurance that such funds will be available or, if available, that the terms will be acceptable to us.

Until required for the acquisition, development or operation of assets, we will keep the net proceeds of the Regulation A Offering in short-term, liquid investments such as Federal Securities.

Our level of cash expenditures will be entirely dependent on factors that we cannot predict at this time, among others:

•	the aggregate proceeds raised in the Regulation A Offering;

•	the sourcing and negotiation of acquisitions of Investments; and

•	interest rate fluctuation.

In addition we expect to make expenditures on renovations and repositioning with respect to some of our Investments.

As indicated on the balance sheet presented below, the Company, despite the ongoing pandemic, has achieved moderate success through its fundraising campaigns. As of December 31, 2020, the Company had $16,181.81 in cash. The company also has $2,302,734.23 in promissory notes receivable. These promissory notes will be used to acquire real estate assets from three independent real estate holding funds, which are managed by the Company’s Manager. See Exhibits 15(b)10 - 15(b)12.

The promissory notes receivable were received from DHI Fund, LP, DHI Holdings, LP and DDH Fund, LP as part of a two-stage process to acquire property using the Company’s own stock. From that perspective, even though the notes receivable will be used to acquire real estate from these three funds, these notes also have a specific cash value. Should the Company need additional cash, the Company may decide to sell these notes receivable at a discount.

Item 3. Directors, Executive Officers and Significant Employees

Structure of Board of Directors

We operate under the direction of our Board of Directors (the “Board”).  Our Board is responsible for the overall management and control of our affairs.  Our Board has retained our Manager to manage our day-to-day operations and our portfolio of real estate assets, subject in all respects to supervision by the Board.

Our directors must perform their duties in good faith and in a manner each director reasonably believes to be in our best interests.  Further, our directors must act with such care as an ordinarily prudent person in a like position would use under similar circumstances.  However, our directors and executive officers are not required to devote all of their time to our business and must only devote such time to our affairs as their duties may require.  We do not expect that our directors will be required to devote a substantial portion of their time to us in discharging their duties.

Although our Board may increase or decrease the number of directors, a decrease may not have the effect of shortening the term of any incumbent director.  Any director may resign at any time or may be removed only for cause, and then only by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast generally in the election of directors.  The notice of any special meeting called to remove a director will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.

In addition to meetings of the various committees of our board of directors, which committees we describe below, we expect our directors to hold at least four regular board meetings each year.

Potential for Board Nominated Committees

Our Board of Directors may establish committees it deems appropriate to address specific areas in more depth than may be possible at a full board meeting.  We currently do not anticipate having any committees since the Board has appointed our Manager to manage our day to day affairs.

Individual Directors of the Company

Director and Chairperson of the Board - Brandon “Dutch” Mendenhall

Mr. Brandon “Dutch” Mendenhall currently serves as the chairperson of our Board of Directors.

Mr. Mendenhall is 39 years old, has a Bachelor of Science in Business Organizational Leadership, and resides in the City of Rancho Cucamonga, CA.

Mr. Mendenhall’s term of office as Director is 5 years, and he has held that position for 2 years.

There are no formal or informal arrangements or understandings by which Mr. Mendenhall is to be selected as a director or nominee of Company.

Director - Amy Vaughn

Amy Vaughn Serves as a Director.

Ms. Vaughn is 40 years old, has a Bachelor of Arts in Marketing and Business Management from Temple University in Philadelphia, and resides in the City of Tampa, FL.

Ms. Vaughn’s term of office as Director is 5 years, and she has held that position for 2 years.

There are no formal or informal arrangements or understandings by which Ms. Vaughn is to be selected as a director or nominee of Company.

Director - Allen Pan

Mr. Pan has more than 10 years of financial industry experience. Mr. Pan is seasoned investment strategist with a panoramic view of traditional investment vehicles.  Mr. Pan is active in private equity and focuses on Alternative Medical Treatment and Blockchain.

According to Mr. Pan, under-valued, income-producing real estate holds vast profit potential. Mr. Pan is helping the Company expand its US footprint. And, more importantly, facilitates access to global investors. Mr. Pan resides in British Columbia, Canada.

Appointed Executive Officers

Chief Executive Officer - Brandon “Dutch” Mendenhall

Mr. Brandon “Dutch” Mendenhall also serves as the Chief Executive Officer of our Company.

Mr. Mendenhall’s term of office as CEO is 5 years, and he has held that position for 3 years.

There are no formal or informal arrangements or understandings by which Mr. Mendenhall is to be selected as the CEO of our Company.

Chief Financial Officer - Andrew Nonis

Mr. Andrew Nonis has been appointed as the Company’s Chief Financial Officer (CFO). In this role, Mr. Nonis maintains an accurate accounting of all Company transactions.

Mr. Nonis brings 22 years of experience as a corporate controller, project manager and senior accountant. In 1990, Mr. Nonis earned a bachelor’s degree in finance from the University of Southern California (USC).

Chief Operating Officer - Brandon “Dutch” Mendenhall

Mr. Brandon “Dutch” Mendenhall also serves as the Chief Operating Officer of our Company.

Mr. Mendenhall ’s term of office as COO is 5 years, and he has held that position for 1 years.

There are no formal or informal arrangements or understandings by which Mr. Mendenhall is to be selected as the COO of our Company.

Chief Investment Officer - Brandon “Dutch” Mendenhall

Mr. Brandon “Dutch” Mendenhall also serves as the Chief Investment Officer of our Company.

Mr. Mendenhall’s term of office as CIO is 5 years, and he has held that position for 1 years.

There are no formal or informal arrangements or understandings by which Mr. Mendenhall is to be selected as the CIO of our Company.

Chief Security Officer - Brandon “Dutch” Mendenhall

Mr. Brandon “Dutch” Mendenhall also serves as the Chief Security Officer of our Company.

Mr. Mendenhall’s term of office as CSO is 5 years, and he has held that position for 1 years.

There are no formal or informal arrangements or understandings by which Mr. Mendenhall is to be selected as the CSO of our Company.

Treasurer - Gretchen O’Brien

Ms. Gretchen O’Brien serves as the Treasurer of our Company.

Ms. Gretchen O’Brien’s term of office as Treasurer is 1 year, and she has held that position for 1 year.

There are no formal or informal arrangements or understandings by which Ms. Gretchen O’Brien is to be selected as the Treasurer of our Company.

Corporate Secretary - Taylor Green

Ms. Taylor Green is an executive manager that ensures all corporate records are properly maintained. In this capacity, she ensures all corporate governance formalities are strictly observed, including maintaining the minutes for board meetings and formalizing board edicts through the use of unanimous consents. Ms. Green is also responsible for maintaining the Company’s record of stockolders.

Ms. Green is technically astute and guides various database management activities within the Company as part of her corporate secretarial function. Ms. Green holds bachelor’s and master’s degrees in wellness science from Fresno State and Arizona University, respectively.

No Family Relationships

There are no family relationship between any director, executive officer, or person nominated or chosen to become a director or executive officer of our Company.

Relevant Business Experience

Brandon Mendenhall, Director and CEO

Brandon “Dutch” Mendenhall is a real estate investor and educator who specializes in the use of tax deeds and real estate leverage to invest in opportunities in the single-family residential housing market. He began his business career as an executive recruiter specializing in commercial real estate and banking.  In 2008, Mr. Mendenhall started Tax Auction Investors, a real estate education platform where he has mentored thousands of students while coaching them through their real estate deals.

Mr. Mendenhall presently acts as the chief executive officer and sponsor of DHI Holdings Texas, LLC, the general partner of DHI Holdings, LP, an investment partnership sponsored and formed by Mr. Mendenhall for the purpose of acquiring single family residential real estate on an opportunistic and value-added basis.  He also serves as the chief executive officer and chief investment officer for DDH Capital Management, LLC, the general partner and sponsor of DDH Fund LP, a real estate investment partnership formed in early 2016 to similarly invest in single family residential real estate on an opportunistic and value added basis.

Amy Vaughn, Director

Amy Vaughn has been actively involved in real estate coaching for two decades.  In 2008 she met Dutch Mendenhall & Randle Bowling and they combined their coaching and educational resources to develop what is now Tax Auction Investors.

Ms. Vaughn holds a Bachelor of Arts in Marketing and Business Management from Temple University, Philadelphia.

Compensation of Directors and Executive Officers

Summary Compensation Of Executive Officers

None of the named Executive Officers of our Company were paid money or granted equity in either of the last two fiscal years. As such, we have not included a Summary Compensation Table.

Our Company projects that in the 1st year after the Regulation A Offering is qualified, it will pay each named Executive Officers a salary of $5,000 a month, which will increase by 10% a month through the end of the 1st year. Thus, our Company projects it will pay each named Executive Officers a total of $107,000 in salary for the 1st year.

Our Company projects that it will pay each named Executive Officer a total salary of $184,069 in the second year, $216,552 in the third year, $249,034 in the fourth year, and $286,390 in the fifth year after the Regulation A Offering is qualified. This represents a 15% increase per year in salary for each named Executive Officer.

Our Company does not plan to award any named Executive Officer an equity grant for compensation for their services in years one through five.

We will pay the listed amounts to our named Executive Officers. Our Manager will compensate its Executive Officers out of the fees we pay our Manager. We will not directly reimburse our Manager for any sums paid to its own executive officers.

Dual Role of Executive Officers

Even though we are externally managed, our Named Executive Officers are employed directly by RAD Diversified REIT, Inc. The Named Executive Officers and any other employees that will be involved in promoting our shares under the Regulation A Offering will be compensated only by RAD Diversified REIT, Inc. and not by our external manager. To be clear, our Named Executive Officers and other employees performing fundraising functions will not receive any salary or employment benefits from our external manager, RAD Management, LLC. The reason for this is that, acting as employees of our Company, they will be at liberty to promote the sale of our securities in compliance with State and Federal securities law.

Working through our external manager, our Named Executive Officers, together with employees of our external manager, will perform asset management, acquisition of real estate assets, property management, and financial management.  Fees for these services will be paid to our external manager and our Executive Officers will realize growth as owners/members of our external manager.

Projected Compensation Table for Named Executive Officers

Name of Executive Officer	Fiscal Year	Projected Base Salary
Brandon “Dutch” Mendenhall Amy Vaughn	2021	$107,000
	2022	$184,069
	2023	$216,552
	2024	$249,034
	2025	$286,390

No Executive Has Any Outstanding Equity Awards

No named Executive Officer has any unexercised options, stock that has not vested, or any equity incentive plan awards.

Our Company Has No Executive Officer Retirement Plan

Our Company has no plan that provides for the payment of retirement benefits, or benefits that will be paid primarily following retirement, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans, tax-qualified defined contribution plans and nonqualified defined contribution plans.

Item 4. Security Ownership of Management and Certain Securityholders

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement.

In computing the number of shares beneficially owned by a person and the percentage ownership of that person, our shares of Common Stock subject to options or other rights (as set forth above) held by that person that are exercisable as of the completion of the Regulation A or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Security Ownership Of Certain Persons

There are no natural persons that own large quantities of shares.  The first table below indicates that there are, at the end of the Company’s 4Q2020, 154 natural persons or trusts for the benefit of natural persons that own 433,932 shares of the Company’s Common Stock. The second table depicts that there are 26 entity stockholders that collectively hold 111,820 shares.

Security Ownership by Our Manager

RAD Management initially purchased 100 shares of Common Stock under an incorporator exemption. These shares were purchased at $10.00 per share. Recently, RAD Management accepted an additional 3,009 shares of our Common Stock in lieu of cash payment for management services. These shares were tendered at the prevailing Determined Share Value.

Security Ownership by Other Funds Managed by Our Manager

Our Manager also manages three other real estate investment funds. Because we intend to purchase the real estate owned by those three funds (DHI Holdings, LP; DHI Fund, LP; and DDH Fund), these funds have purchased shares in our company in order to use those shares to buy-out the equity holdings of their respective limited partners. In effect, the limited partners of DHIH, DHIF and DDHF will become stockholders in our Company. The funds transferred the shares to the limited partners in June 2020.

It is important to note that, even though these three funds own a majority of the outstanding shares, they are still managed by our Manager.  Our Manager cannot exert this control because these shares have restrictively disseminated and have no voting rights until they are transferred from the funds to their limited partners.

The funds purchased shares in the quantities indicated in the table below at a price of $11.07 per share. As of the date of the subscription and real estate agreements pursuant to which the shares of Common Stock were sold, the per share price had been adjusted to $11.07. For more details see Section 9 of Exhibits 15(b)10 - 15(b)12.

Other Fund Stockholders

Fund Name	Shares	Stake
DHI Fund, LP	132,283	28.444%
DHI Holdings, LP	90,591	19.479%
DDH Fund, LP	158,381	34.056%

Change In Control

The Officers and Directors of RAD Management, LLC have a policy, whereby an individual Officer or Director leaves distributions owed by Company to such individual Officer and Director in an equity account of the Company. This policy will result in the equity ownership of such Officer or Director to grow over time. This growth of equity ownership could eventually result in a change of ownership of Company. However, no Officer or Director will be allowed to own more than 1/3 of the Company’s stock at any given time.

Each Officer and Director will make their own decision whether to engage in this practice of equity account build up.

Item 5. Interest of Management and Others in Certain Transactions

Past Transactions With Related Persons

Our Manager also manages three other real estate investment funds. Because we intend to purchase the real estate owned by those three funds (DHI Holdings, LP; DHI Fund, LP; and DDH Fund), these funds have purchased shares in our company in order to use those shares to buy-out the equity holdings of their respective limited partners. In effect, the limited partners of DHIH, DHIF and DDHF will become stockholder in our Company. The funds transferred the shares to their limited partners in June 2020.

The liquidation plan for the prior investment funds was designed so that each limited partner was permitted to request a partial or full  "buyout" at any time of their choosing. When such a buyout was requested, a "six-month lockup period" would begin.  Upon expiry of the lock-up period, limited partners were entitled to be paid during the next "payment window."  There were two payment windows per year: January 1 through 31 and July 1 through 31. A limited partner requesting a buyout between January 1 and June 30 would be paid out during the following January payment window.  Any junior partner requesting a buyout between July 1 and December 31 would be paid out during the following July.

These funds were set up to be of indefinite duration until liquidated, no specified holding period or liquidity event was projected and all liquidation was at will. At the time of sale of any securities in these prior funds, no representations or projections were made about timing or potential returns on investment to those investors.

It is important to note that, even though these three funds own a majority of the outstanding shares, they are still managed by our Manager.  Our Manager cannot exert this control because these shares have restrictively disseminated and have no voting rights until they are transferred from the funds to their limited partners.

The funds purchased shares in the quantities indicated in the table below at a price of $11.07 per share. See Section 9 of Exhibits 15(b)10 - 15(b)12. The shares were sold at the Determined Share Value at the time of the sale.

In connection with the transaction, each of the funds issued promissory notes to the Company.

Fund Name	Shares	Stake
DHI Fund, LP	132,283	28.444%
DHI Holdings, LP	90,591	19.479%
DDH Fund, LP	158,381	34.056%

Our External Manager

Our Manager will be responsible for:

o	the selection, purchase and sale of our portfolio investments;

o	our financing activities;

o	leasing of our Investment to tenants;

o	sales of our assets in order to provide liquidity;

o	maintenance and risk mitigation (including insurances acquisition)

o	providing us with real-estate advisory services.

Our Manager will be responsible for our day-to-day operations and will perform (or will cause to be performed) such services and activities relating to our assets and operations as may be appropriate.

Accordingly, we believe that our success will depend significantly upon the experience, skill, resources, relationships and contacts of the senior officers and key personnel of our Manager and its affiliates. We believe that our future success depends, in large part, upon our Manager’s ability to hire and retain highly skilled managerial, operational and marketing personnel.

See Management Agreement, see Exhibit 6.

Investment Discretion

Our Manager is authorized to follow very broad investment guidelines established by our Board of Directors. Our Board of Directors will periodically review our investment guidelines and our portfolio of assets but will not, and will not be required to, review all of our proposed investments, except in limited circumstances as set forth in our investment policies.

In addition, in conducting periodic reviews, our Board of Directors may rely primarily on information provided to them by our Manager.

Our Manager has great latitude within the broad parameters of our investment guidelines in determining the types and amounts of assets in which to invest on our behalf, including making investments that may result in returns that are substantially below expectations or result in losses, which would materially and adversely affect our business and results of operations, or may otherwise not be in the best interests of our stockholders.

Even though our Manager will be providing real-estate advisory services, our Manager is not a licensed asset manager.

Policy Regarding Conflicts in Pecuniary Interest

The Company does not have a policy that expressly restricts any of our directors, officers, stockholders or affiliates, including our Manager and its officers and employees, from having a pecuniary interest in an investment in or from conducting, for their own account, business activities of the type we conduct.

Members of our Board are the same individuals that serve as board members of our Manager and of several other investment structured and managed by our board members.

Competition with Manager and Affiliates

Although the Company does not have an explicit policy prohibiting our directors, officers, stockholders or affiliates, including our Manager and its officers and employees from competing with our interests, the Management Agreement expressly requires the Manager to pay deference to our Company when identifying investments for at least 5 years.

Even still, our directors, officers, stockholders or affiliates, including our Manager’s officers and employees are not restricted from carrying on a business that is in direct conflict with our business.

Liability of our Directors and Officers is Limited

Our charter limits the personal liability of our directors and officers to us and our stockholders and our charter authorizes us to obligate ourselves to indemnify and advance expenses to our directors, and our officers except to the extent prohibited by the Maryland General Corporation Law, or MGCL.  In addition, our bylaws require us to indemnify and advance expenses to our directors and our officers.

In addition, our bylaws require us to indemnify and advance expenses to our directors and our officers, and permit us, with the approval of our board of directors, to provide such indemnification and advance of expenses to any individual who served a predecessor of us in any of the capacities described above and to any employee or agent of our Company.

We intend to purchase and maintain insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

Liability of our Manager is Limited

Upon approval of our board of directors, we are authorized to indemnify and advance expenses to our Manager. This obligation arises under our Management Agreement. See Exhibit 6.

Item 6. Other Information

In February 2021, the Company agreed with its placement agent, Entoro Securities, LLC and its escrow agent, Piermont Bank to enter into a tri-party escrow agreement substantially in the form attached hereto as Exhibit 8.

In April, 2021the Company amended its form of subscription agreement to be used in the ongoing Regulation A Offering substantially in the form attached hereto as Exhibit 4.

Item 7. Financial Statements

RAD Diversified REIT, Inc.

Audited Financial Statements

and Supplementary Information

December 31, 2020 and 2019

RAD Diversified REIT, Inc.

Independent Auditor’s Report

To the Board of Directors of

RAD Diversified REIT, Inc.

Report on the Financial Statements

We have audited the accompanying financial statements of RAD Diversified REIT, Inc. (a Maryland corporation) (the “Company”), which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2020 and 2019, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risk of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the entity’s internal controls. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of the significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

(Continued)

To the Board of Directors of RAD Diversified REIT, Inc.

Independent Auditor’s Report

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RAD Diversified REIT, Inc. as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and 2019 in accordance with accounting principles generally accepted in the United States of America.

Report on Supplementary Information

Our audit was conducted for the purpose of forming an opinion on the basic financial statements as a whole. Schedule 1 – Operating Expenses is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the financial statements as a whole.

KHO & PATEL

San Dimas, California

May 19, 2021

RAD DIVERSIFIED REIT, INC.

BALANCE SHEETS

DECEMBER 31, 2020 AND 2019

ASSETS	2020	2019
ASSETS
Real estate assets, net of accumulated depreciation of $51,378 and $3,772 (Note 3)	$3,212,606	$383,968
Cash on hand and in banks	16,182	205,422
Accounts receivable	85,074	1,161
Related party receivable (Note 4)	644,004	-
Other receivables	-	32,474
Prepaid expenses	1,788	2,057
Escrows and acquisition deposits	1,171,060	153,000
Current portion of notes receivable - related parties	2,302,734	-

Total current assets	7,433,448	778,082

OTHER ASSETS
Notes receivable - related parties (Note 5)	2,302,734	-
Less: current portion of notes receivable - related parties	(2,302,734)	-

Total assets	$7,433,448	$778,082

See independent auditor's report and accompanying notes to financial statements.

RAD DIVERSIFIED REIT, INC.

BALANCE SHEETS

DECEMBER 31, 2020 AND 2019

LIABILITIES AND STOCKHOLDERS' EQUITY	2020	2019
LIABILITIES
Accounts payable	$31,659	$32,737
Related party payable (Note 4)	998,949	26,129
Prepaid rents	5,921	850
Security deposits	4,100	3,050
Other current liabilities	1,058,070	115,000

Liabilities	2,098,699	177,766

COMMITMENTS AND CONTINGENCIES (Note 6)	-	-

Total liabilities	2,098,699	177,766

STOCKHOLDERS' EQUITY
Capital stock, $.001 par value, 50,000,000,000 shares authorized, 544,844 shares issued and outstanding as of December 31, 2020, 66,852 shares issued and outstanding as of December 31, 2019.	545	67
Additional paid-in capital	6,021,916	668,453
Accumulated deficit	(687,712)	(68,204)

Total stockholders' equity	5,334,749	600,316

Total liabilities and stockholders' equity	$7,433,448	$778,082

See independent auditor's report and accompanying notes to financial statements.

RAD DIVERSIFIED REIT, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019
OPERATING REVENUE	$112,459	$16,685

OPERATING EXPENSES (Schedule 1)	1,204,020	84,887

Loss from operations	(1,091,561)	(68,202)

OTHER INCOME (EXPENSES)
Interest income	399,227	-
Gain on sale of assets	73,425	-
Other income	2,521	-

Total other income (expenses)	475,173	-

Loss before provision for income taxes	(616,388)	(68,202)

PROVISION FOR INCOME TAXES	-	-

Net loss	$(616,388)	$(68,202)

See independent auditor's report and accompanying notes to financial statements.

RAD DIVERSIFIED REIT, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	Common Stock		Additional	Accumulated
	Shares	Value	Paid-In Capital	Deficit	Total
Balance, January 1, 2019	100	$-	$1,000	$(2)	$998

Issuance of common stock	66,752	67	667,453	-	667,520

Net loss	-	-	-	(68,202)	(68,202)

Ending balance, December 31, 2019	66,852	67	668,453	(68,204)	600,316

Issuance of common stock	510,830	511	5,718,947	-	5,719,458

Buyback of common stock	(32,838)	(33)	(365,484)	(3,120)	(368,637)

Net loss	-	-	-	(616,388)	(616,388)

Ending balance, December 31, 2020	544,844	$545	$6,021,916	$(687,712)	$5,334,749

See independent auditor's report and accompanying notes to financial statements.

RAD DIVERSIFIED REIT, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(616,388)	$(68,202)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	47,606	3,772
Gain on sale of assets	(73,425)	-
Changes in operating assets and liabilities:
Accounts receivable	(83,913)	(1,161)
Other receivables	32,474	(32,474)
Related party receivable/payable	328,816	26,129
Prepaid expenses	269	(2,057)
Escrows and acquisition deposits	(1,018,060)	(153,000)
Accounts payable	(1,078)	32,737
Prepaid rents	5,071	850
Other current liabilities	943,070	115,000
Security deposits	1,050	3,050

Net cash used in operating activities	(434,508)	(75,356)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of real estate assets	(3,621,501)	(387,740)
Proceeds from sale of assets	818,682	-

Net cash used in investing activities	(2,802,819)	(387,740)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of notes receivable - related parties	(4,220,493)	-
Proceeds from notes receivable - related parties	1,917,759	-
Buyback of common stock	(368,637)	-
Issuance of common stock	5,719,458	667,520

Net cash provided by financing activities	3,048,087	667,520

Net (decrease) increase in cash	(189,240)	204,424

Cash at beginning of year	205,422	998

Cash at end of year	$16,182	$205,422

See independent auditor's report and accompanying notes to financial statements.

RAD Diversified REIT, Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 2020 AND 2019

Note 1 – General

RAD Diversified REIT, Inc. (the “Company”) was incorporated on May 11, 2017 in the State of Maryland. The Company’s objective is to acquire and then reposition (if required), lease and manage income producing single-family residential, multi-family residential and mixed-use residential/commercial properties across primary and secondary markets throughout the United States. Initially, the Company will concentrate on acquiring a portfolio of properties in Pennsylvania, Texas, California and Florida, where the principals of management have significant investing and property management experience.

The Company’s primary intent is to purchase single-family residential, multi-family residential and mixed-use residential/commercial properties at below-market-prices. Below-market-price purchases may be made at foreclosure auctions, Real-Estate-Owned property sales and tax-deed auctions.

Note 2 – Summary of Significant Accounting Policies

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statements.

Basis of Presentation

The financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (US GAAP).

Reclassifications

Certain reclassifications have been made to prior year amounts to conform to the current year presentation. These reclassifications had no impact on the Company’s previously reported financial statements.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of acquisition to be cash equivalents. There were no cash equivalents as of December 31, 2020.

Allowance for Doubtful Accounts

The allowance for doubtful accounts represents an estimate by the Company's management of specific accounts deemed uncollectible. As of December 31, 2020 and 2019, the Company had $0 and $0, respectively in allowance for doubtful accounts.

RAD Diversified REIT, Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 2020 AND 2019

Note 2 – Summary of Significant Accounting Policies (continued)

Income Properties, Real Estate and Depreciation

The Company depreciates buildings on a straight-line basis over estimated useful lives, generally 27.5 years depending on intended use of the property. The Company will capitalize all capital improvements associated with replacements, improvements or major repairs to real property that extend its useful life and depreciate them using the straight-line method over their estimated useful lives ranging from 3 to 30 years. Although no development projects are currently in progress, the Company will capitalize costs incurred in connection with our development projects, interest incurred on borrowing obligations and other internal costs during periods in which qualifying expenditures have been made and activities necessary to get the development projects ready for their intended use are in progress. Capitalization of these costs begins when the activities and related expenditures commence and ceases when the project is substantially complete and ready for its intended use, at which time the project is placed into service and depreciation commences.

The Company charges maintenance and repair costs that do not extend an asset’s useful life to expense as incurred.

The Company will periodically evaluate the net realizable value of its properties and provide a valuation allowance when it becomes probable there has been a permanent impairment of value.

Revenue Recognition

Revenue is recognized when it is probable that the economic benefit will flow to the Company and the revenue can be reliably measured. Revenue is measured at the fair value of the consideration received or receivable. Rental income from operating leases is recognized over the life of the lease agreements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Management believes that the estimates utilized in preparing our financial statements are reasonable and prudent. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are equal or approximate to their fair values due to the short-term maturity of those instruments.

RAD Diversified REIT, Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 2020 AND 2019

Note 2 – Summary of Significant Accounting Policies (continued)

Income Taxes

The Company has elected to be taxed as a Real Estate Investment Trust (“REIT”) under the Internal Revenue Service Code beginning with the taxable year ended December 31, 2019. As a REIT, the Company generally is not subject to federal income tax on income that is distributed to its shareholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at the regular Corporation tax rate. The Company believes it is organized and will operate in such a manner as to qualify to be taxed as a REIT and intends to operate so as to remain qualified as a REIT for federal income tax purposes. Under the Internal Revenue Service Code, a REIT is subject to numerous organizational and operational requirements, including a requirement that it annually distribute at least 90% of its REIT taxable income (determined without regard to the deduction for dividends paid and excluding net capital gain) to its shareholders. There are additional specific requirements which must be met in order to be qualified, such as organizational, income source and other requirements. Potentially significant monetary penalties, primarily keyed to taxable income, may be imposed on a REIT that fails to meet all relevant requirements.

The Company, in accordance with FASB ASC 740 Topic, Income Taxes, performs the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more likely than not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more likely than not threshold would be derecognized and recorded as a tax benefit or expense in the current year. However, the Company’s conclusions regarding these uncertain tax positions will be subject to review and may be adjusted at a later date based on factors including, but not limited to, ongoing analysis of tax laws, regulations and interpretations thereof.

Recent Accounting Standards

Standards Adopted

ASU 2016-02, Leases (Topic 842). This standard amends existing lease accounting standards for both lessees and lessors. Lessees must classify most leases as either finance or operating leases. For lease contracts, or contracts with an embedded lease, with a duration of more than one year in which we are the lessee, the present value of future lease payments are recognized on our consolidated balance sheets as a right-of-use asset and a corresponding lease liability. Lessors Lease contracts currently classified as operating leases are accounted for similarly to prior guidance.

However, lessors are required to account for each lease and non-lease component, such as common area maintenance or tenant service revenues, of a contract separately. In July 2018, the FASB issued 2018-11, Leases (Topic 842) - Targeted Improvements (“ASU 2018-11”), which provides lessors optional transition relief from implementing this aspect of ASU 2016-02 if the following criteria are met: (1) both components have the same timing and pattern of revenue and (2) if accounted for separately, both components would be classified as an operating lease.

RAD Diversified REIT, Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 2020 AND 2019

Note 2 – Summary of Significant Accounting Policies (concluded)

Recent Accounting Standards (concluded)

Also, under ASU 2016-02, only incremental costs or initial direct costs of executing a lease contract qualify for capitalization, while prior accounting standards allowed for the capitalization of indirect leasing costs.

We adopted the new standard as of January 1, 2019. The adoption of the new standard did not have a material impact on our financial statements.

Date of Management’s Review

Management has evaluated subsequent events through May 19, 2021, the date on which the financial statements were available to be issued.

Note 3 – Real Estate Assets

Real estate assets at December 31, consists of the following:

	2020	2019
Land	$905,864	$56,774
Buildings	2,358,120	330,966

Less: accumulated depreciation	(51,378)	(3,772)

Real estate assets, net	$3,212,606	$383,968

The depreciation expense of real estate assets was $47,606 and $3,772 for the years ended December 31, 2020 and 2019, respectively.

Note 4 – Certain Relationships and Related Transactions

One of the Company’s current stockholders also controls the limited liability company, RAD Management, LLC. In a management agreement commencing with the first calendar quarter of 2018, RAD Management, LLC will perform the role of the Manager and advisor of the Company. The Manager will oversee day-to-day operations and make all investment decisions. The agreement shall remain in effect for 10 years, unless terminated early by mutual written consent. The agreement contains an asset management fee, a property management fee and a financial management fee.

Asset Management Fee. Beginning in the first calendar quarter of 2018, RAD Management, LLC will receive a quarterly asset management fee, payable in arrears, equal to an annualized rate of 2.00% of the Company’s combined net asset value.

RAD Diversified REIT, Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 2020 AND 2019

Note 4 – Certain Relationships and Related Transactions (continued)

Property Management Fee. The Company shall pay to RAD Management, LLC an annual property management fee, of 4.00% of the monthly gross revenue generated by all of the real estate assets. The Company shall pay the property management fee in arrears on a monthly basis with the arrear amount split into 12 equal payments.

Financial Management Fee. The Company shall pay to RAD Management, LLC a financial management fee, of 20.00% of the increase in net asset value excluding investment activity and an acquisition fee of $1,000 for each property purchased. The Company shall pay the financial management fee in arrears on a quarterly basis.

The following summarizes activity and balances with RAD Management, LLC for the years ended December 31, 2020 and 2019.

	2020	2019
Related party payable	$(688,893)	$(26,219)
Acquisition fees	$(29,060)	$(5,000)
Asset management fees	$(171,298)	$(5,219)
Property management fees	$(4,560)	$(411)
Financial management fees	$(529,547)	$(22,015)

One of the Company’s current stockholders also controls the limited partnership, DHI Fund, LP. DHI Fund LP has periodically sold real estate holdings to the Company and collects rents on behalf of the Company. There is no fee schedule or formal agreement with respect to rents collected by DHI Fund LP. DHI Fund LP is the debtor on one promissory note dated February 2, 2020 in favor of the Company, originally in the amount of $1,464,372.81 plus applicable interest at a rate of 10.95% (see Note 5).

The following summarizes activity and balances with DHI Fund, LP for the years ended December 31, 2020 and 2019.

	2020	2019
Note receivable - related parties	$1,188,692	$-
Related party receivable	$95,890	$-
Deposits with vendors	$140,000	$-
Interest on accounts receivables	$3,523	$-
Interest on notes receivable	$137,989	$-
Related party payable	$(27,500)	$-
Legal fees	$(27,500)	$-

One of the Company’s current stockholders also controls the limited partnership, DHI Holdings, LP. DHI Holdings, LP has periodically sold real estate holdings to the Company and collects rents on behalf of the Company. There is no fee schedule or formal agreement with respect to rents collected by DHI Holdings, LP. DHI Holdings, LP is the debtor on one promissory note dated February 2, 2020 in favor of the Company, originally in the amount of $ $1,002,842.37 plus applicable interest at a rate of 10.95% (see Note 5).

RAD Diversified REIT, Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 2020 AND 2019

Note 4 – Certain Relationships and Related Transactions (continued)

The following summarizes activity and balances with DHI Holdings, LP for the years ended December 31, 2020 and 2019.

	2020	2019
Note receivable - related parties	$451,178	$-
Deposits with vendors	$200,000	$-
Related party payable	$(245,435)	$-
Security deposits	$(950)	$-
Interest on accounts receivables	$3,824	$-
Interest on notes receivable	$87,097	$-
Sales of property	$84,925	$-
Legal fees	$(5,000)	$-

One of the Company’s current stockholders also controls the limited partnership, DDH Fund, LP. DDH Fund, LP has periodically sold real estate holdings to the Company and collects rents on behalf of the Company. There is no fee schedule or formal agreement with respect to rents collected by DDH Fund, LP. DDH Fund, LP is the debtor on one promissory note dated February 2, 2020 in favor of the Company, originally in the amount of $1,753,277.67 plus applicable interest at a rate of 10.95% (see Note 5).

The following summarizes activity and balances with DDH Fund LP for the years ended December 31, 2020 and 2019.

	2020	2019
Note receivable - related parties	$662,864	$-
Related party receivable	$391,430	$-
Deposits with vendors	$348,008	$-
Rents collected by affiliates	$71,150	$-
Interest on accounts receivables	$5,987	$-
Interest on notes receivable	$154,587	$-
Related party payable	$(37,121)	$-
Legal fees	$(37,121)	$-

One of the Company’s current stockholders also controls the limited liability company, The Seminar Solution LLC. The Seminar Solution LLC performs seminars, for which it collects fees. The Seminar Solution LLC also sells and maintains a membership program called "The Inner Circle." Many members of The Inner Circle are also stockholders in the Company. Inner Circle members are also given exclusive access to the Company's Joint Venture ownership program. The Seminar Solution LLC also shares advertising campaigns with the Company and collects investment dollars from investors on behalf of the Company.

RAD Diversified REIT, Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 2020 AND 2019

Note 4 – Certain Relationships and Related Transactions (concluded)

The following summarizes activity and balances with The Seminar Solution LLC as of and for the year ended December 31, 2020 and 2019.

	2020	2019
Related party receivable	$156,683	$-
Interest on accounts receivables	$6,219	$-

Note 5 - Notes Receivable - Related Parties

	2020	2019
On February 2, 2020, the Company entered into a promissory note with DDH Fund, LP, a related party, for $1,753,278. The promissory note has an interest rate of 10.75%. Interest shall accrue and compound monthly. The unpaid principal and accrued interest shall be payable in annual installments of interest only beginning December 30, 2020 and continue until December 30, 2021, at which time the remaining unpaid principal and interest are due.	$662,865	$-
On February 2, 2020, the Company entered into a promissory note with DHI Fund, LP, a related party, for $1,464,373. The promissory note has an interest rate of 10.75%. Interest shall accrue and compound monthly. The unpaid principal and accrued interest shall be payable in annual installments of interest only beginning December 30, 2020 and continue until December 30, 2021, at which time the remaining unpaid principal and interest are due.	1,188,692	-
On February 2, 2020, the Company entered into a promissory note with DHI Holdings, LP, a related party, for $1,002,842. The promissory note has an interest rate of 10.75%. Interest shall accrue and compound monthly. The unpaid principal and accrued interest shall be payable in annual installments of interest only beginning December 30, 2020 and continue until December 30, 2021, at which time the remaining unpaid principal and interest are due.	451,177	-
Current portion	2,302,734	-
Balance at December 31	$2,302,734	$-

RAD Diversified REIT, Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 2020 AND 2019

Note 5 - Notes Receivable - Related Parties (concluded)

These Notes Receivable were executed as consideration for the sale of common stock to our affiliate companies. Same shares were, in turn, issued by the Affiliates to the Limited Partners of the Affiliates as consideration to purchase back the equity that was held, at the time, by the Limited Partners of the Affiliates. Refer to Note 4 for more detail.

Note 6 – Commitments and Contingencies

Legal

The Company, from time to time, could be involved in ordinary routine litigation incidental to the conduct of its business. The Company believes that no presently pending litigation matters are likely to have a material adverse effect on the Company’s financial statements or results of operations, taken as a whole.

Note 7 – Concentration of Credit Risk

The Company maintains its cash balance at a bank located in Florida. These accounts are insured by the Federal Deposit Insurance Corporation up to a balance of $250,000. The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Concentrations of market, interest rate and credit risk may exist with respect to the Company’s investments and its other assets and liabilities. Market risk is a potential loss the Company may incur as a result of changes in the fair value of its investments. The Company may also be subject to risk associated with concentrations of investments in geographic regions and industries. Interest rate risk includes the risk associated with changes in prevailing interest rates. Credit risk includes the possibility that a loss may occur from the failure of counterparties or issuers to make payments according to the terms of a contract.

The Company’s investments are also subject to valuation and liquidity risk, financing risk, development financing risk and diversification risk.

The real estate market is cyclical in nature. Investment values are affected by, among other things, the availability of capital, vacancy rates, rental rates, interest rates, and inflation rates. Determining real estate values involves many assumptions that may be subjective. As a result, amounts ultimately realized from the real estate investments may vary significantly from the estimates presented and the differences could be material to the financial statements.

RAD Diversified REIT, Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 2020 AND 2019

Note 8 – Risks and Uncertainties Related to the Coronavirus Pandemic (COVID-19)

The COVID-19 pandemic has resulted in the federal and provincial governments enacting emergency measures to combat the spread of the virus. These measures, which included the implementation of travel bans, self-imposed quarantine periods, restrictions on or closures of non-essential businesses and social distancing, have caused an economic slowdown and material disruption to businesses in the United States of America and globally. Given the continuously evolving circumstances surrounding COVID-19, it is difficult to predict with certainty the nature, extent and duration of COVID-19, and the duration and intensity of resulting business disruptions and related financial, social and public health impacts. Such effects could be adverse and material, including their potential effects on the Company’s business, operations, and financial performance both in the short-term and long-term. The amounts recorded in these financial statements are based on the latest reliable information available to management at the time the financial statements were prepared where that information reflects conditions at the date of the financial statements.

Note 9 – Leases

Leasing as a Lessor - Future minimum rental income

As of December 31, 2020, non-cancelable operating leases provide for future minimum rental income from continuing operations as follows:

2021	$179,200
2022	31,875
$211,075

Certain leases may be excluded as the terms are generally for one year or less. Rental income under most of these leases increase in future years based on agreed-upon percentages or in some instances, changes in the Consumer Price Index.

Note 10 – Cash Flow Information

The Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

Cash paid for interest and income tax for the years ended December 31 were as follows:

	2020	2019
Interest	$-	$-
Income tax	$-	$-

RAD Diversified REIT, Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 2020 AND 2019

Note 11 – Subsequent Events

The Company evaluated its December 31, 2020 financial statements for subsequent events through the date the financial statements were issued.

Supplementary Information

RAD DIVERSIFIED REIT, INC.

SUPPLEMENTARY INFORMATION

SCHEDULE 1 - OPERATING EXPENSES

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019
Advertising	$32,055	$6,287
Acquisition fees (Note 4)	29,060	5,033
Asset management fees (Note 4)	171,298	5,129
Auction supplies	10,311	63
Auto expenses	2,532	806
Bank fees	1,370	370
Computer expenses	31,788	211
Depreciation (Note 3)	47,606	3,772
Dues and subscriptions	178	260
Financial management fees (Note 4)	529,547	-
Insurance	132	-
Meals and entertainment	2,749	202
Office expenses	5,995	85
Professional fees	279,145	41,420
Property foreclosures	-	10,000
Property management fees (Note 4)	4,560	411
Real estate expenses	25,697	3,732
Referral fees	15,000	6,400
Settlement expenses	11,000	-
Shipping, freight and delivery	149	-
Taxes and licenses	3,233	606
Utilities	615	100

Total operating expenses	$1,204,020	$84,887

See independent auditor's report and accompanying notes to financial statements.

Item 8.

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

Exhibit 2A.	Charter of Company (Filed as an exhibit to the issuer’s Offering Statement on Form 1-A (Commission File No. 024-11020) and incorporated herein by reference. Available at https://www.sec.gov/Archives/edgar/data/1721469/000172146919000024/ex2a-charter.htm)
Exhibit 2B	Bylaws of Company (Filed as an exhibit to the issuer’s Offering Statement on Form 1-A (Commission File No. 024-11020) and incorporated herein by reference. Available at https://www.sec.gov/Archives/edgar/data/1721469/000172146919000024/ex2a-charter.htm).
Exhibit 3	Stock Certificate of Company with Legend (Filed as an exhibit to the issuer’s Offering Statement on Form 1-A (Commission File No. 024-11020) and incorporated herein by reference. Available at https://www.sec.gov/Archives/edgar/data/1721469/000172146919000024/ex3-stock_cert.htm).
Exhibit 4	Form of Subscription Agreement filed herewith
Exhibit 6	Management Agreement (Filed as an exhibit to the issuer’s Offering Statement on Form 1-A (Commission File No. 024-11020) and incorporated herein by reference. Available at https://www.sec.gov/Archives/edgar/data/1721469/000172146919000024/ex6c-manageragree.htm).
Exhibit 8	Form of Escrow Agreement filed herewith.
Exhibit 15(b)2	Operating Plan (Filed as an exhibit to the issuer’s Offering Statement on Form 1-A (Commission File No. 024-11020) and incorporated herein by reference. Available at https://www.sec.gov/Archives/edgar/data/1721469/000172146919000024/ex15b2-op_plan.htm).
Exhibit 15(b)6	Policies and Procedures Accounting Manual (Filed as an exhibit to the issuer’s Offering Statement on Form 1-A (Commission File No. 024-11020) and incorporated herein by reference. Available at https://www.sec.gov/Archives/edgar/data/1721469/000172146919000024/ex15b6-acct_manual.htm).
Exhibit 15(b)7	Opinion of Tax Counsel (Filed as an exhibit to the issuer’s Offering Statement on Form 1-A (Commission File No. 024-11020) and incorporated herein by reference. Available at https://www.sec.gov/Archives/edgar/data/1721469/000172146919000024/ex15b7-tax_opinion.htm).
Exhibit 15(b)10	Subscription and Real Estate Purchase Agreement, DHI Fund, LP (Filed as an exhibit to the issuer’s Semi-annual Report on Form 1-SA and incorporated herein by reference. Available at https://www.sec.gov/Archives/edgar/data/1721469/000172146920000009/ex16a.htm).
Exhibit 15(b)11	Subscription and Real Estate Purchase Agreement, DHI Holdings, LP (Filed as an exhibit to the issuer’s Semi-annual Report on Form 1-SA and incorporated herein by reference. Available at https://www.sec.gov/Archives/edgar/data/1721469/000172146920000009/ex16b3.htm).
Exhibit 15(b)12	Subscription and Real Estate Purchase Agreement, DDH Fund, LP (Filed as an exhibit to the issuer’s Semi-annual Report on Form 1-SA and incorporated herein by reference. Available at https://www.sec.gov/Archives/edgar/data/1721469/000172146920000009/ex16c.htm).

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, State of New York, on May 21, 2021.

RAD Diversified REIT, Inc.

By:	/s/ Brandon Dutch Mendenhall
Name: Brandon Dutch Mendenhall, President/Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons in the capacities and on the dates indicated.

By:	/s/ Brandon Dutch Mendenhall
Name: Brandon Dutch Mendenhall
President and Chief Executive Officer and Director (Principal Executive Officer)

May 21, 2021

By:	/s/ Andrew Nonis
Name: Andrew Nonis
Chief Financial Officer and Principal Accounting Officer

May 21, 2021

By:	/s/ Amy Vaughn
Name: Amy Vaughn
Director

May 21, 2021